Exhibit 99

ORBCOMM ANNOUNCES RESULTS FOR FOURTH QUARTER AND FULL YEAR 2011

– Fourth Quarter Total Revenues Increased 82% and Service Revenues Increased 52% –

– Fourth Quarter Adjusted EBITDA of $2.8 million, Full Year Adjusted EBITDA of $8.0 million –

–Fourth Quarter Net Income was $699,000 or $0.01 Per Share –

– Subscribers Grew by 22,000 in the Fourth Quarter –

Fort Lee, NJ, March 15, 2012 – ORBCOMM Inc. (Nasdaq: ORBC), a global satellite data communications company focused on two-way Machine-to-Machine (M2M) communications, today announced financial results for the fourth quarter and full year ended December 31, 2011.

The following financial highlights are in thousands of dollars, except per share amounts.

	September 30,	September 30,	September 30,	September 30,
	Three months ended December 31,		Twelve months ended December 31,
	2011	2010	2011	2010
Total Revenues (1)	$13,674	$7,510	$46,306	$36,676
Service Revenues (1)	$10,821	$7,123	$37,513	$34,257
Product Sales	$2,853	$387	$8,793	$2,419
Net Income (loss) attributable to ORBCOMM Inc.	$699	$(529)	$(18)	$(5,169)
Net Income (loss) per Common Share	$0.01	$(0.01)	$(0.00)	$(0.12)
EBITDA (2) (4)	$1,900	$330	$5,821	$(1,094)
Adjusted EBITDA (3) (4)	$2,761	$685	$8,002	$11,111

(1)

For the twelve months ended December 31, 2010, Total Revenues is $30.8 million and Service Revenues is $28.4 million after excluding the one-time recognition of $5.9 million of unamortized AIS deferred service revenue in the third quarter of 2010. These figures were used in some cases to calculate the year-over-year increases for Total Revenues and Service Revenues. The Company believes it is useful for investors to evaluate and compare the results of the Company’s operations from period to period on a consistent basis by removing this significant one-time event.

(2)	EBITDA is defined as earnings attributable to ORBCOMM Inc. before interest income (expense), provision (benefit) for income taxes and depreciation and amortization.

(3)	Adjusted EBITDA is defined as EBITDA, adjusted for stock-based compensation expense, Noncontrolling interests, Impairment charges, and Loss on disposition of other investment in Alanco.

(4)	A table presenting EBITDA and Adjusted EBITDA, reconciled to GAAP Net Income (loss), is among other financial tables at the end of this release.

Service Revenues for the quarter ended December 31, 2011 were $10.8 million versus $7.1 million in the fourth quarter of 2010, an increase of 52%. Service revenues in the fourth quarter of 2011 benefited from an increase in the number of billable units and higher usage, and the inclusion of StarTrak.

Product Sales in the fourth quarter increased to $2.9 million from $387,000 in the fourth quarter of 2010, due to the addition of StarTrak and increases at ORBCOMM’s Japanese subsidiary.

Total Revenues for the quarter ended December 31, 2011, were $13.7 million, an increase of 82% over total revenues of $7.5 million reported in the comparable period of 2010.

Costs and Expenses in the fourth quarter of 2011 were $12.8 million compared to $8.4 million during the same period in the prior year. The increase was due to costs associated with higher product sales, costs and expenses related to the operations of StarTrak acquired in 2011, and Acquisition-related costs associated with the purchase of assets of PAR Logistics Management Systems Corporation. Excluding StarTrak, Selling, General, and Administrative expenses decreased slightly over the prior year period.

Cost of Product Sales increased to $2.3 million in the fourth quarter of 2011 compared to $238,000 during the prior year period due to higher Product Sales in 2011.

Cost of Service, Product Development, and Selling, General and Administrative Expenses were $10.3 million for the fourth quarter of 2011 compared to $8.1 million in the prior year fourth quarter, increasing $2.2 million primarily related to the addition of StarTrak expenses.

Income from Continuing Operations before income taxes for the fourth quarter ended December 31, 2011 was $1.0 million compared to a Loss from Continuing Operations before income taxes of $0.9 million in the fourth quarter of 2010. Excluding the impact of $0.2 million in acquisition-related costs in the current year quarter, Operating Income was $1.1 million in the fourth quarter of 2011.

Fourth quarter 2011 Net Income attributable to ORBCOMM Inc. was $0.7 million compared to a Net Loss of $0.5 million in the prior year period.

At December 31, 2011, there were approximately 648,000 billable subscriber communicators, a 13% increase over the fourth quarter of 2010. Total net additions during the quarter were 22,000.

“ORBCOMM has made great strides in recent months. By adding PAR Logistics Management Systems (LMS) to our StarTrak acquisition, we have solidified our leadership position in cold chain and transportation management solutions. LMS adds great products, customer relationships, and talented employees. The integration is proceeding as planned, and we look forward to capitalizing on the strength of the combined platform” said Marc Eisenberg, ORBCOMM’s Chief Executive Officer. “Additionally, with the successful launch of VesselSat-2 in January, and based on the strength of the service and the frequency at which we are viewing ship traffic, we have experienced the return of several of our largest AIS customers. We look forward to continuing to build upon our success with our AIS-enabled OG2 satellites scheduled to begin launching later this year.”

“Our Adjusted EBITDA margin expanded to 20% during the fourth quarter of 2011 compared to 9% during the same period last year, demonstrating the operating leverage inherent to ORBCOMM’s business” said Robert Costantini, ORBCOMM’s Chief Financial Officer. “Our focus is to continue integrating our acquisitions to further leverage our largely fixed cost operating model.”

Recent Highlights

ORBCOMM business highlights include:

•

ORBCOMM acquired the business of PAR Logistics Management Systems on January 13, 2012—the Company’s second acquisition in the last 12 months. These assets complement ORBCOMM’s StarTrak acquisition and help to solidify ORBCOMM’s position as a leader in cold chain and transportation management solutions.

•

ORBCOMM launched a second AIS satellite into a polar orbit on January 8, 2012, following the successful launch of the first AIS satellite into an equatorial orbit in October 2011. The two specialized AIS satellites complement the 18 next generation network satellites, each of which will be AIS enabled.

Financial Results and Highlights

Revenues

Service Revenues for the fourth quarter ended December 31, 2011 were $10.8 million versus $7.1 million in the fourth quarter of 2010. This year-over-year increase of 52% was driven by increases in the number of billable units, increased usage, and the inclusion of the StarTrak business. Product Sales in the fourth quarter increased to $2.9 million from $387,000 in the fourth quarter of 2010, a six-fold increase, due to the addition of StarTrak and additional hardware sold by ORBCOMM’s Japanese subsidiary. Total Revenues for the three month period ended December 31, 2011, were $13.7 million compared to $7.5 million for the comparable three month period in 2010, an increase of 82%. For the full year ended December 31, 2011, Total Revenues were $46.3 million, up 26% over results posted for the full year 2010. Excluding the impact of a one-time recognition of $5.9 million of unamortized AIS deferred service revenue in the third quarter of 2010, the increase in full year Total Revenues would have been 50% in 2011 compared to 2010.

Billable Subscriber Communicators

In the fourth quarter, the Company added 22,000 net new subscribers, an increase of 15% over the fourth quarter of 2010. As of December 31, 2011, there were approximately 648,000 billable subscriber communicators, compared to 575,000 billable subscriber communicators in the fourth quarter of 2010, an annual increase of 13%.

Costs and Expenses

Costs and Expenses in the fourth quarter of 2011 were $12.8 million, up 53% from the prior year period. Cost of Product Sales increased $2.1 million as the result of increased Product Sales. Selling, General, and Administrative expenses, and Product Development costs rose $1.3 million and $0.2 million, respectively, compared to the year-ago period due to the inclusion of StarTrak. Excluding StarTrak, Selling, General, and Administrative expenses decreased slightly over the prior year period. Acquisition-related costs of $0.2 million were incurred during the fourth quarter of 2011 associated with the acquisition of the PAR Logistics Management Systems business.

Income (loss) from Continuing Operations, Net Income (loss), and Earnings Per Share

Income from Continuing Operations for the fourth quarter ended December 31, 2011 was $0.7 million compared to a $0.7 million loss in the fourth quarter of 2010.

Net Income for the three months ended December 31, 2011 was $0.7 million compared to a Net Loss of $0.5 million in the prior year period.

Earnings per Common Share from continuing operations was $0.01 for the three months ended December 31, 2011 compared to Loss per Common Share from continuing operations of $0.01 in the same period in 2010. Net Income attributable to ORBCOMM Inc. was $0.01 per share for fourth quarter of 2011 compared to Net Loss attributable to ORBCOMM Inc. of $0.01 per share during the same period in 2010.

Adjusted EBITDA and EBITDA

EBITDA for the fourth quarter of 2011 was $1.9 million, compared to $0.3 million in the fourth quarter of 2010. EBITDA for the year ended December 31, 2011 was $5.8 million compared to an EBITDA loss of $1.1 million in the prior year period.

Adjusted EBITDA for the fourth quarter of 2011 was $2.8 million, compared to Adjusted EBITDA of $0.7 million in the fourth quarter of 2010. Adjusted EBITDA in the fourth quarter of 2011 included acquisition-related costs of $0.2 million. Adjusted EBITDA for the year ended December 31, 2011 was $8.0 million compared to $11.1 million in the prior year period, with the prior full year period benefiting from the one-time recognition of $5.9 million in unamortized AIS deferred service revenue.

EBITDA and Adjusted EBITDA are non-GAAP financial measures used by the Company. Please see the financial tables at the end of the release for a reconciliation of EBITDA and Adjusted EBITDA.

Balance Sheet

Cash and Cash Equivalents, Restricted Cash, and Marketable Securities as of December 31, 2011 increased $0.1 million to $84.3 million from $84.2 million at September 30, 2011. Total ORBCOMM Inc. stockholders’ equity was $171.2 million at year end 2011.

Investment Community Conference Call

ORBCOMM will host a conference call and webcast for the investment community this morning at 10:30 AM ET. Senior management will review the results, discuss ORBCOMM’s business, and address questions.

Domestic participants should dial 1-877-941-8609 at least ten minutes prior to the start of the call. International callers should dial 1-480-629-9692. To hear a live web simulcast or to listen to the archived webcast following completion of the call, please visit the Company’s website at www.orbcomm.com, select the “About us” tab, then the investor relations tab, then select “Presentations and Webcasts,” to access the link to the call. To listen to a telephone replay of the conference call, please dial 1-800-406-7325 domestically or 1-303-590-3030 internationally and enter reservation identification number 4520776. The replay will be available from approximately 12:00 PM ET on March 15, 2012, through 11:59AM ET on March 22, 2012.

About ORBCOMM Inc.

ORBCOMM is a leading global satellite data communications company, focused on Machine-to-Machine (M2M) communications. Its customers include Caterpillar Inc., Doosan Infracore America, Hitachi Construction Machinery, and Hyundai Heavy Industries, Asset Intelligence (a division of I.D. Systems, Inc.), Komatsu Ltd., Manitowoc Crane Companies, Inc., and Volvo Construction Equipment among other industry leaders. By means of a global network of low-earth orbit (LEO) satellites and accompanying ground infrastructure, ORBCOMM’s low-cost and reliable two-way data communication services track, monitor and control mobile and fixed assets in our core markets: commercial transportation; heavy equipment; industrial fixed assets; marine; and homeland security. ORBCOMM based products are installed on trucks, containers, marine vessels, locomotives, backhoes, pipelines, oil wells, utility meters, storage tanks and other assets. ORBCOMM is an innovator and leading provider of solution services for the refrigerated and transportation markets. Under its ReeferTrak,® GenTrak,TM and CargoWatch TM brands, the Company provides customers with the ability to proactively monitor, manage and remotely control their refrigerated and transportation assets. Additionally, ORBCOMM provides Automated Identification System (AIS) data services for vessel tracking and to improve maritime safety to government and commercial customers worldwide. ORBCOMM is headquartered in Fort Lee, New Jersey and has its network control center in Dulles, Virginia. For more information, visit www.orbcomm.com.

Forward-Looking Statements

Certain statements discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to our plans, objectives and expectations for future events and include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Such forward-looking statements, including those concerning the Company’s expectations, are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from the results, projected, expected or implied by the forward-looking statements, some of which are beyond the Company’s control, that may cause the Company’s actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include but are not limited to: ongoing global economic instability and uncertainty; substantial losses we have incurred and may continue to incur; demand for and market acceptance of our products and services and the applications developed by our resellers; we may need additional capital to pursue our growth strategy; loss or decline or slowdown in the growth in business from our key customers, such as Caterpillar Inc., (“Caterpillar”), Komatsu Ltd., (“Komatsu”), Hitachi Construction Machinery Co., Ltd., (“Hitachi”), and Asset Intelligence, a subsidiary of I.D. Systems, Inc. (“AI”), other value added resellers or VARs and international value-added resellers or IVARs; loss or decline or slowdown in growth in business of any of the specific industry sectors the Company serves, such as transportation, heavy equipment, fixed assets, and maritime; dependence on a few significant customers; our acquisition of StarTrak Systems and PAR Logistics Management Systems may expose us to additional risks; litigation proceedings; technological changes, pricing pressures and other competitive factors; the inability of our international resellers and licensees to develop markets outside the United States; the inability to obtain or maintain the necessary regulatory approvals or licenses for particular countries or to operate our satellites; market acceptance and success of our Automatic Identification System (“AIS”) business; satellite launch and construction delays and cost overruns of our next-generation satellites and launch vehicles; in-orbit satellite failures or reduced performance of our existing satellites; significant liabilities created by products we sell; the failure of our systems or reductions in levels of service due to technological malfunctions or deficiencies or other events; our inability to renew or expand our satellite constellation; political, legal regulatory, government administrative and economic conditions and developments in the United States and other countries and territories in which we operate; and changes in our business strategy. In addition, specific consideration should be given to various factors described in Part I, Item 1A. “Risk Factors” and Part II, Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2011, and other documents, on file with the Securities and Exchange Commission. The Company undertakes no obligation to publicly revise any forward-looking statements or cautionary factors, except as required by law.

Contacts

Investor Inquiries:	Media Inquiries:
Michael Rindos	Jennifer Stroud
VP Strategic Development and Investor Relations	Vice President
ORBCOMM Inc.	The Abernathy MacGregor Group
703-433-6505	212-371-5999
rindos.michael@orbcomm.com	jcl@abmac.com

ORBCOMM Inc.

Consolidated Balance Sheets

(in thousands, except share data)

	September 30,	September 30,
	December 31,
	2011	2010

ASSETS

Current assets:
Cash and cash equivalents	$35,061	$17,026
Restricted cash	1,000	1,000
Marketable securities	45,973	67,902
Accounts receivable, net of allowances for doubtful accounts of $299 and $557	7,946	4,536
Inventories	2,815	172
Prepaid expenses and other current assets	1,660	1,377
Deferred tax assets	912	117

Total current assets	95,367	92,130

Satellite network and other equipment, net	79,771	71,684
Goodwill	11,131	—
Intangible assets, net	7,125	1,114
Restricted cash	2,220	3,030
Other investment	—	2,278
Deferred tax assets	136	141
Other assets	1,419	1,092

Total assets	$197,169	$171,469

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$2,641	$2,143
Accrued liabilities	14,127	6,043
Current portion of note payable	250	—
Current portion of deferred revenue	2,099	2,134

Total current liabilities	19,117	10,320
Note payable — related party	1,480	1,416
Note payable, net of current portion	3,376	—
Deferred revenue, net of current portion	1,570	1,239
Deferred tax liabilities	823	—
Other liabilities	226	375

Total liabilities	26,592	13,350

Commitments and contingencies

Equity:
ORBCOMM Inc. stockholders’ equity
Preferred Stock Series A, par value $0.001; 1,000,000 shares authorized; 186,265 and 0 shares issued and outstanding	1,861	—
Common stock, par value $0.001; 250,000,000 shares authorized; 45,668,527 and 42,616,950 shares issued and outstanding	46	43
Additional paid-in capital	244,543	234,125
Accumulated other comprehensive income	1,352	1,126
Accumulated deficit	(76,629)	(76,584)

Total ORBCOMM Inc. stockholders’ equity	171,173	158,710
Noncontrolling interests	(596)	(591)

Total equity	170,577	158,119

Total liabilities and equity	$197,169	$171,469

ORBCOMM INC.

Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	September 30,	September 30,	September 30,	September 30,
	Three months ended December 31,		Years ended December 31,
	2011	2010	2011	2010

Revenues:
Service revenues	$10,821	$7,123	$37,513	$34,257
Product sales	2,853	387	8,793	2,419

Total revenues	13,674	7,510	46,306	36,676

Costs and expenses (1) :
Costs of services	4,063	3,406	15,784	12,683
Costs of product sales	2,341	238	6,656	1,511
Selling, general and administrative	5,820	4,560	20,036	16,728
Product development	421	177	1,237	663
Impairment charges-satellite network	—	—	—	6,509
Acquisition-related costs	182	—	1,608	—

Total costs and expenses	12,827	8,381	45,321	38,094

Income (loss) from operations	847	(871)	985	(1,418)

Other income (expense):
Interest income	18	58	147	218
Other income (expense)	23	(40)	(197)	(16)
Interest expense	72	(48)	(164)	(192)

Total other income (expense)	113	(30)	(214)	10

Income (loss) from continuing operations before	960	(901)	771	(1,408)

income taxes

Income taxes (benefit)	249	(216)	827	(216)

Income (loss) from continuing operations	711	(685)	(56)	(1,192)

Loss from discontinued operations	—	(70)	—	(3,753)

Net income (loss)	711	(755)	(56)	(4,945)

Less: Net income (loss) attributable to the noncontrolling interests	12	(226)	(38)	224

Net income (loss) attributable to ORBCOMM Inc.	$699	$(529)	$(18)	$(5,169)

Net income (loss) attributable to ORBCOMM Inc. common stockholders	$681	$(529)	$(45)	$(5,169)

Net income (loss) attributable to ORBCOMM Inc.:
Income (loss) from continuing operations	$699	$(459)	$(18)	$(1,416)
Loss from discontinued operations	—	(70)	—	(3,753)

Net income (loss) attributable to ORBCOMM Inc.	$699	$(529)	$(18)	$(5,169)

Per share information-basic and diluted:
Income (loss) from continuing operations	$0.01	$(0.01)	$(0.00)	$(0.03)
Loss from discontinued operations	—	(0.00)	—	(0.09)

Net income (loss) attributable to ORBCOMM Inc. common stockholders	$0.01	$(0.01)	$(0.00)	$(0.12)

Weighted average common shares outstanding:
Basic	45,669	42,617	44,579	42,586

Diluted	45,917	42,617	44,579	42,586

(1) Stock-based compensation included in costs and expenses:
Costs of services	$37	$28	$131	$111
Costs of product sales	6	—	8	—
Selling, general and administrative	791	548	1,742	2,082
Product development	15	5	33	18

	$849	$581	$1,914	$2,211

ORBCOMM Inc.

Consolidated Statements of Cash Flows

(in thousands)

	September 30,	September 30,	September 30,
	Years ended December 31,
	2011	2010	2009
Cash flows from operating activities:
Net loss	$(56)	$(4,945)	$(3,309)
Adjustments to reconcile net loss to net cash provided by operating activities:
Change in allowance for doubtful accounts	(300)	(246)	698
Depreciation and amortization	4,995	4,317	19,115
Accretion on note payable — related party	98	131	131
Loss on dispostion of other investment in Alanco	305	—	—
Stock-based compensation	1,914	2,211	1,511
Foreign exchange losses (gains)	(8)	47	(217)
Amortization of premium on marketable securities	1,219	1,164	72
Increase in fair value of indemnification assets	(10)	—	—
Deferred income taxes	46	(258)	—
Dividend received in common stock for other investment	(84)	(28)	—
Gain on settlement of vendor liabilities	—	(220)	—
Impairment charge and loss on sale of Stellar	—	3,306	—
Impairment charge-satellite network	—	6,509
Gain on insurance settlement-satellite network	—	—	(15,006)
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable	(1,507)	(1,440)	(705)
Inventories	(544)	(79)	77
Prepaid expenses and other assets	(50)	(64)	532
Accounts payable and accrued liabilities	535	(320)	286
Deferred revenue	(153)	(6,911)	(1,069)
Other liabilities	(93)	319	—

Net cash provided by operating activities of continuing operations	6,307	3,493	2,116

Net cash (used in) provided by operating activities of discontinued operations	—	(51)	949

Net cash provided by operating activities	6,307	3,442	3,065

Cash flows from investing activities:
Capital expenditures	(7,881)	(7,171)	(32,486)
Purchases of marketable securities	(81,254)	(143,224)	(26,217)
Proceeds from maturities of marketable securities	101,963	100,303	—
Change in restricted cash	810	(50)	1,700
Purchase of other investment	—	(1,356)	—
Proceeds of insurance settlement-satellite network	—	—	44,250
Acquisition of net assets of StarTrak, net of cash acquired of $322	(1,876)	—	—

Net cash provided by (used in) investing activities of continuing operations	11,762	(51,498)	(12,753)

Net cash provided by (used in) investing activities of discontinued operations	—	48	(208)

Net cash provided by (used in) investing activities	11,762	(51,450)	(12,961)

Cash flows from financing activities:
Purchase of noncontrolling ownership interests in ORBCOMM Japan	—	(768)	—
Principal payment of note payable	(200)	—	—
Payment upon exercise of SARs	(24)	—	—

Net cash used in financing activities	(224)	(768)	—

Effect of exchange rate changes on cash and cash equivalents	190	510	(182)

Net increase (decrease) in cash and cash equivalents	18,035	(48,266)	(10,078)

Cash and cash equivalents:
Beginning of year	17,026	65,292	75,370

End of year	$35,061	$17,026	$65,292

The following table reconciles our Net Income (Loss) attributable to ORBCOMM Inc. to EBITDA and Adjusted EBITDA for the periods shown:

	September 30,	September 30,	September 30,	September 30,
	Three months ended		Year ended
	December 31,		December 31,
(in thousands)	2011	2010	2011	2010
Net Income (Loss) attributable to ORBCOMM Inc.	$699	$(529)	$(18)	$(5,169)
Net interest (income) expense	(90)	(10)	17	(26)
Provision (benefit) for income taxes	249	(216)	827	(216)
Depreciation and amortization	1,042	1,085	4,995	4,317

EBITDA	1,900	330	5,821	(1,094)

Stock-based compensation	849	581	1,914	2,211
Loss on disposition of other investment in Alanco	—	—	305	—

Noncontrolling interests	12	(226)	(38)	224

Impairment charges	—	—	—	9,770

Adjusted EBITDA	$2,761	$685	$8,002	$11,111

EBITDA is defined as earnings attributable to ORBCOMM Inc. before interest income (expense), provision (benefit) for income taxes and depreciation and amortization. ORBCOMM believes EBITDA is useful to its management and investors in evaluating operating performance because it is one of the primary measures used to evaluate the economic productivity of the Company’s operations, including its ability to obtain and maintain its customers, its ability to operate its business effectively, the efficiency of its employees and the profitability associated with their performance. It also helps ORBCOMM’s management and investors to meaningfully evaluate and compare the results of the Company’s operations from period to period on a consistent basis by removing the impact of its financing transactions and the depreciation and amortization impact of capital investments from its operating results. In addition, ORBCOMM management uses EBITDA in presentations to its board of directors to enable it to have the same measurement of operating performance used by management and for planning purposes, including the preparation of the annual operating budget. The Company also believes that EBITDA, adjusted for stock-based compensation expense, Noncontrolling interests, Impairment Charges, and Loss on disposition of other investment in Alanco (Adjusted EBITDA), is useful to investors to evaluate the Company’s core operating results and financial performance and its capacity to fund capital expenditures, because it excludes items that are significant non-cash expenses reflected in the Consolidated Statements of Operations. EBITDA and Adjusted EBITDA are not performance measures calculated in accordance with accounting principles generally accepted in the United States, or GAAP. While ORBCOMM considers EBITDA and Adjusted EBITDA to be important measures of operating performance, they should be considered in addition to, and not as a substitute for, or superior to, Net Income (loss) or other measures of financial performance prepared in accordance with GAAP and may be different than EBITDA and Adjusted EBITDA measures presented by other companies. A reconciliation table is presented above.